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VI.DAE:CJVE2

                                                     September 14, 2000


                                                      VIA FACSIMILE 520-577-7441

John Van Egmond
President & CEO
Ozona Corporation

6900 North Ozona Drive
Tucson, Arizona  85718

         Re:      Don Addink

Dear John:

         The purpose of this letter is to state the material terms of the agreements between Ugly Duckling Corporation ("UDC") and the beneficiaries and/or representative of the estate of Don Addink ("Addink"). UDC and Addink have agreed to the following:

1. Addink holds approximately 96,000 shares of common stock of UDC (the "UDC Stock"). The UDC Stock is held by the brokerage firm of Roth Capital Partners, Inc. ("Roth"). Provided UDC obtains the required approval of its creditor - General Electric, UDC shall purchase and Addink shall sell all UDC Stock pursuant to a trade executed by Roth within 30 days after UDC obtains the required approval. The purchase price of the UDC Stock shall be $672,000.00 ($7.00/share). UDC shall pay the purchase price for the UDC Stock directly to Roth for application and disbursement by Roth.

2. Addink holds options to acquire 78,500 shares of common stock of UDC (the "UDC Options"). UDC agrees to vest all unvested UDC Options so that all UDC Options held by Addink are fully vested and may be exercised at the prices provided in the Option Agreements. The current value of the UDC Options is estimated to be approximately $86,250.00 (the "UDC Options Value"). Addink hereby waives, releases and cancels the UDC Options in consideration of a payment by UDC to Addink of an amount equal to the UDC Options Value. The UDC Options Value amount shall be paid by UDC to Addink within 10 days after the date of this Agreement.

3. Addink is indebted to UDC under two Promissory Notes, one in the original principal amount of $100,000.00, dated November 24, 1997, and one in the original principal amount of $200,000.00, dated September 3, 1998 (the "Promissory Notes"). The principal balance due under the Promissory Notes is $300,000.00. The interest accrued and due under the Promissory Notes due through June 30, 2000, is $51,392.89. UDC hereby waives all principal and interest due under the Promissory Notes.

Page Two
John Van Egmond
September 14, 2000

         If this letter accurately states the material terms of our agreements regarding the transactions between UDC and Addink, please acknowledge acceptance by signing this letter and returning it to me at your earliest convenience. If you have any questions or comments regarding this statement of the material terms of the agreements, please contact me at 602-778-5003.

         John, your assistance and cooperation in these matters is greatly appreciated by everyone at Ugly Duckling Corporation.

                                                     Very truly yours,



                                                     Ernie Garcia
                                                     Chairman

cc:      Greg Sullivan
         Steven P. Johnson

Accepted this ___ day of September, 2000.

-----------------------------
John Van Egmond
Under Power of Attorney for
Mary Addink